                                                                  EXHIBIT 10.253

                              SUBCONTRACT AGREEMENT

Project No. 2303                                     Subcontract No.2303-1000-6

Prime Contract: DACW09-03-B-0005

PROJECT: UPPER BLUE DIAMOND DIVERSION CHANNEL

OWNER: UNITED STATES GOVERNMENT

PROJECT LOCATION: LAS VEGAS, NEVADA.

CONTRACT DOCUMENTS consist of this Subcontract, the Project Plans and Specifications as set forth in the Special Provisions, including all amendments, addendum and subsequent modifications issued thereto.

THIS AGREEMENT (hereinafter "the Subcontract") is entered into in consideration of the mutual promises made this 23rd day of September, 2003 between Wiser Construction, Limited-Liability Company, (hereinafter called the Contractor"), and Meadow Valley Contractors, Inc.(hereinafter called the "Subcontractor"), who is:

MEADOW VALLEY CONTRACTORS

ATTN: ROBERT TERRIL

4635 ANDREWS STREET, SUITE F

NORTH LAS VEGAS, NEVADA  89030

OFFICE PHONE: (702) 643-9472

OFFICE FAX: (702) 643-6953

MOBILE PHONE: (702) 493-6416_

DEREK HARE (P.M): (702) 491-3994; BUDDY HALL (SUPT.) (702)491-0270

CONTRACTOR AND SUBCONTRACTOR AGREE AS FOLLOWS:

1.       CONTRACT DOCUMENTS

         1.1 The Contract Documents of this Subcontract consist of this Agreement, including all exhibits and other documents attached hereto or made a part thereof by reference, and the Prime Contract between the Owner and Contractor (hereinafter "the Prime Contract"), including all exhibits and other documents attached thereto or made a part thereof by reference. (All Contract Documents identified herein shall be hereinafter collectively referred to as "the Contract Documents").

         1.2 The Contract Documents are available in the Contractor's office. Subcontractor acknowledges that it has carefully examined the Contract Documents and fully understands them. Printed copies of any of the Contract Documents will be provided to Subcontractor, upon request, for a nominal fee. A CD with the full contract specifications, drawings, and addenda will be provided to the subcontractor at no charge. The Contract Documents are also available for download on the internet at WWW.spl.usace.army.mil/.

         1.3 Subcontractor is bound to the Contractor to the same extent and duration that Contractor is bound to the Owner. In case of conflicts or inconsistencies between this Subcontract and the Contract Documents, the Subcontract shall control unless any other Contract Document expressly provides otherwise. Subcontractor shall bind lower tier subcontractors and suppliers to full compliance with all Contract Documents, including all performance obligations and responsibilities which Subcontractor assumes toward Contractor.

2.       SCOPE of WORK

         2.1 Subcontractor agrees to furnish all labor, materials, equipment and work required to fully complete all of the following items of work ("the Subcontract work"):As per the attachment 'A' bid line items from the contract documents listed above. (as per attachment "B" of Subcontractor's quote)

         2.2 Subcontractor agrees to perform the Subcontract work, under the direction of Contractor, in a good and workmanlike manner to the satisfaction of the Contractor and the Owner. Subcontractor agrees to provide and pay for all labor, materials, tools, supplies and equipment, and all other things, except as otherwise provided herein, to perform the Subcontract work in strict conformance with the Contract Documents.

         2.3 All work will be complete and include incidental items for each feature of work as written in the contract plans and specifications. Any additional testing required above and beyond specifications will be responsibility of subcontractor.

         2.4 Placement of work will be accurately done by subcontractor from survey stakes provided by Wiser Construction. Additional survey work to replace markers will be at the subcontractors cost. Subcontractor is responsible for survey stakes once the areas have been staked.

3.       CONTRACT PRICE and PAYMENTS

         3.1 In reference to attachment 'A' bid item numbers; 14,15,16,17,18,19,21,24,25,26,27,28,29,30,31,32,33,34,35,36,3
                  741,42,43,44,45,46,47,48,56,58,86,90,91,92,93,94,95,96,97,98,
                  99100,102,104,105,107,111,112,114,118,119,120,121,122, and in
                  consideration of the complete and timely performance of all Subcontract work, Contractor agrees to pay Subcontractor the sum of $9,492,800.00 (Nine Million Four Hundred Ninety-Two Thousand Eight Hundred Dollars) subject to quantity adjustments as per the contract specifications. (as per attachment "B" of Subcontractor's quote)

         3.2 At this time the Government has not awarded the project. Until such time as the Government awards the project, the Subcontractor is not to execute any such work until the Government and Wiser Construction, LLC issue an official Notice to Proceed. If the Government never exercises its option upon the project, then Wiser Construction, LLC. has no obligation to Subcontractor for these items in any way.

         3.3 By the FOURTEENTH day of each month, Subcontractor shall submit to Contractor a monthly billing showing the estimated percentage of Subcontract work that has been satisfactorily completed, in each bid line item, in the preceding month together with the original executed Conditional Release verifying payment of all lower tier subcontractors, laborers and material suppliers. Subcontractor further agrees to provide all EEO reports, certified payroll, and/or other reports as may be required by the Contract Documents.

         3.4 Paid When Paid - Progress payments will be made by Contractor to Subcontractor within 15 working days after Contractor actually receives payment for Subcontractor's work from Owner. The progress payment to Subcontractor shall be the value of Subcontract work during the preceding month as determined by Owner. The progress payment shall be conditional upon receipt of a Conditional Release executed by Subcontractor, in a form satisfactory to Contractor, and in favor of Contractor, covering payment to be made by Contractor. Retainage will not be withheld unless withheld or directed to be withheld by Owner.

         3.5 Contractor shall have the right at all times to contact Subcontractor's subcontractors and suppliers to verify that they are being paid by Subcontractor for labor or materials furnished for use in the Subcontract work, If it appears that labor, material or other costs incurred in the performance of the Subcontract Work are not being paid when due, Contractor may take whatever steps it deems necessary to insure that the progress payments will be utilized to pay such costs, including, but not limited to, the issuance of joint checks payable to the claimant and Subcontractor, or additionally, making payment directly to claimant after notice to Subcontractor. If such payment by Contractor exceeds the balance of payments due or to become due to Subcontractor from Contractor, then Subcontractor shall be liable to Contractor for the difference, plus a not to exceed fee of 7%.

         3.6 Subcontractor shall furnish to Contractor a verified and itemized statement showing the names and addresses of all entities who have furnished or may furnish labor, materials, and/or equipment for the Subcontract work together with the amount due or to become due for such work.

         3.7 The withheld retention, if withheld by Owner, or directed to be withheld by Owner, shall be payable to Subcontractor upon, and only upon, the occurrence of all of the following events, each of which is a condition precedent to Subcontractor's right to receive final payment hereunder and payment of such retention: (a) Completion of the entire project described in the Contract Documents; (b) The approval and final acceptance of the project work by Owner; (c) Receipt of final payment by Contractor from Owner; (d) Delivery to Contractor of a Release and Waiver of Claims from all of Subcontractor's laborers, material and equipment suppliers, and subcontractors providing labor, materials or services to the Project; and (e) Acceptance of final payment shall constitute a waiver of all claims by Subcontractor relating to the Subcontract work except as may be otherwise provided in the Final Release.

         3.8 Subcontractor agrees that Contractor shall have no obligation to pay Subcontractor for any changed or extra work performed by Subcontractor until or unless the Owner has actually paid Contractor for such work, or unless extra work is directed by Contractor in writing.

         3.9 Progress payments and Final Payment shall not be considered or construed as evidence of acceptance of any part of Subcontractor's work until final acceptance of the Project by the Owner.

         3.10 Required warranty, guarantee, as built drawings, governing body inspection records and such close out documentation shall be promptly provided to Wiser Construction,LLC. for submission and approval of owner prior to final payment releases.

4.       PROSECUTION of WORK

         4.1      TIME IS OF THE ESSENCE OF THIS SUBCONTRACT:

         (a) The required number of copies of all Subcontractor submittals per the specifications shall be received by Contractor within ______30_______ days of the date from Award letter to Contractor from Owner, unless otherwise agreed to in writing by the Contractor. Subcontractor agrees to provide plan sized sheets for all submittals of minimum size 8 1/2" by 11". Product specifications shall be provided in standard 8 1/2" by 11" paper, three hole punched for insertion into three ring binders. This is a Metric project. All data must be expressed in Metric units of measure. All submittals are to reference the specification number per the submittal log included in the specs.Submittals are to be originals, not photocopied, and must be submitted per the specs.

         (b) Any delays in the submittal process caused in whole or in part by the Subcontractor may be grounds for immediate termination of this Subcontract Agreement and subject Subcontractor to damages as provided in Sections 8 and 9 below.

         Subcontractor agrees to commence the Subcontract work within 5 calendar days after receiving notification to proceed, and to proceed at such points as Contractor may designate, and to continue diligently in its performance in accordance with the Contractor's agreed upon project schedule and at a pace that will cause no delay in the progress of the Contractor's or any other Subcontractor's work. Subcontractor agrees to perform the work in accordance with the Contractor's schedule, in order to cause no delay or disruption to the Contractor or other Subcontractors.

         4.2 Upon request, Subcontractor shall promptly provide Contractor with scheduling information or any other information relating to the order or nature of the Subcontract work. Subcontractor agrees that Contractor may revise the project schedule as work progresses. Contractor may require Subcontractor to prosecute segments of the Subcontract work in phases as Contractor may specify. Subcontractor shall comply with instructions given by Contractor, including any instructions to suspend, condense, delay or accelerate the Subcontract work. Subcontractor shall not be entitled to any extra compensation from Contractor for any suspension, condensation, delay or acceleration unless specifically agreed to in writing by Contractor and Owner and paid for by Owner. The Owner's payment to Contractor of extra compensation for any such suspension, delay, or acceleration shall be a condition precedent to Subcontractor's right, if any, to receive such extra compensation from Contractor.

         4.3 Subcontractor shall keep the building and Project Site reasonably clean of debris resulting from the performance of its work and shall remove from the Project Site all debris generated by the execution of the Subcontract work.

         4.4 Subcontractor, in undertaking to complete the Subcontract work within the time specified, avows that it has considered ordinary delays incident to such work; including, but not limited to, delays in securing material, equipment or workmen and minor changes, omissions or alterations. Should Subcontractor be substantially delayed by changes, omissions or additions, by unavoidable casualty, severe weather conditions, or by strikes or lockouts not caused by the acts of Subcontractor, Subcontractor shall notify Contractor in writing within forty-eight (48) hours after such occurrence, and Subcontractor shall be allowed such time extension as Owner and/or Contractor shall award. No time extension will be allowed for delays or suspensions or work caused or contributed to by Subcontractor, and no time extension will be granted Subcontractor that will render Contractor liable for liquidated damages or other loss under the Prime Contract.

         4.5      In addition to other damages and remedies provided in this

                  Subcontract, Subcontractor agrees to pay any liquidated damages that may be assessed against Contractor by the Owner, as provided in the Prime Contract, for any project delays caused by Subcontractor. Such damages shall be paid for each working day the Subcontract work remains incomplete beyond the time specified for subcontract completion plus any extension thereof agreed to in writing by the Contractor.

         4.6 Contractor shall not be liable to Subcontractor for delay caused by reason of fire or other casualty, or on account of riots, strikes, labor trouble, acts of God, flood, cataclysmic event, or by reason of any other event or cause beyond Contractor's control, or contributed to by Subcontractor. Subcontractor will be added to flood insurance (builders risk). Cost of premium and deductible, if applicable, will be split between Contractor and Subcontractor.

         4.7 All Subcontract work done and all Subcontract materials delivered to the project site shall become Contractor's property, and said material shall not be removed by Subcontractor or any other party from the project site without Contractor's consent. After completion and final acceptance of the Subcontract work and final payment, Subcontractor shall promptly remove all remaining materials, equipment and debris of Subcontractor.

5.       CHANGES and CLAIMS

         5.1 Contractor may order or direct changes, additions, deletions or other revisions in the Subcontract work without invalidating the Subcontract. No changes, additions, deletions or other revisions to the Subcontract shall be valid unless made in writing.

         5.2 Subcontractor, prior to the commencement of such changed or revised work, shall submit promptly to Contractor written copies of the cost or credit proposal for changes, additions, deletions or other revisions in a manner consistent with the Contract Documents. Contractor shall not be liable to Subcontractor for a greater sum than Contractor obtains from Owner for such additional work, less reasonable overhead and profit due to Contractor, and also less professional and attorney's fees, costs, and other expenses incurred by Contractor in the collection of any such sum. Payment to Subcontractor for such work shall be conditioned upon Contractor's actual receipt of payment from the Owner and such payment by Owner to Contractor is a condition precedent to Contractor's obligation, if any to make payment to Subcontractor.

         5.3 In any dispute between Contractor and Owner as to amount, classification, price, time or value of Subcontract Work, or any Subcontract material or supplies, or any delay in the prosecution of the Subcontract work caused by Owner, or any other matter whatsoever pertaining to the Subcontract work, Subcontractor agrees to promptly and adequately provide

                  Contractor with whatever documentation or support as Contractor may deem necessary to negotiate with Owner.

         5.4 Contractor may dispute, appeal, resist, litigate or arbitrate any decision of Owner, without being deemed to have admitted any obligation or liability to Subcontractor, and if the decision shall be against Contractor, then Subcontractor shall be bound thereby. Subcontractor may, at is own expense, participate with Contractor in arbitration or legal proceedings. Subcontractor shall bear part of all costs, including attorneys' fees and legal expenses, incurred by Contractor in any such proceedings involving a claim, which if allowed, would result in one or more payments to Subcontractor. Subcontractor's costs shall be in the same proportion that the amount claimed by Subcontractor shall bear to the total amount sought in the proceeding. Prosecution of any such claim or proceeding shall be at the sole risk of Subcontractor, and Contractor shall have no liability for or in relation to the outcome.

6.       ASSIGNMENTS

         6.1 Subcontractor shall not assign or sublet the Subcontract or any part of the Subcontract work, or any payments due hereunder, without prior written consent of Contractor. Any such assignment made by Subcontractor without Contractor's prior written consent is void. Proper use of an approved fund control provider shall not constitute an assignment.

7.       TAXES

         7.1 All applicable taxes, contributions, interest and/or penalties due under any federal, state or municipal statute or regulation arising from Subcontractor's Work are included in the price to be paid to Subcontractor under the Subcontract, Subcontractor shall indemnify, defend, and save Contractor and Owner harmless from all liability, loss, and expense resulting from Subcontractor's failure to satisfy such obligations. Subcontractor shall, on demand, provide proof that all taxes and other charges are being pronerly paid.

         7.2 If Contractor directly pays, or is assessed or charged for any Subcontractor taxes, contributions, interest or penalties, Contractor shall have the right to withhold such amounts from funds due or to become due under the Subcontract.

8.       DEFAULT and TERMINATION

         8.1 If, in the opinion of Contractor, Subcontractor fails, at any time, to supply a sufficient number of properly skilled workmen or sufficient materials and equipment of the proper quality; or fails to adequately or timely perform the Subcontract work to the satisfaction of Contractor or Owner; or becomes insolvent or makes any filing under the Acts of Congress relating to bankruptcy; or fails, neglects and/or refuses to comply with the project plans and specifications; or fails to perform the Subcontract work in a good and workmanlike manner; or causes any stoppage of the work of the other trades upon the project; or fails to correct defective work; or fails to comply in any other respect with the terms and conditions of the Subcontract, Contractor may declare a default by Subcontractor as herein provided.

         8.2 Contractor shall provide prompt written notice of default to Subcontractor, by certified mail or as may otherwise be considered to reasonably provide notice to Subcontractor at Subcontractor's place of business described above. Such notice shall be complete upon deposit at a regular receptacle of the U.S. Postal Service or upon actual hand delivery as provided herein. In the event of default by Subcontractor as provided above, Contractor may, at his option, demand Subcontractor cure or otherwise correct the default and breach within five calendar days after receipt of written notice by Contractor. If, after five days, Subcontractor has failed to cure and correct the default, Contractor may, at his sole option, provide any such labor, materials or equipment as may be necessary to complete the Work covered by this Subcontract Agreement and thereafter deduct the cost thereof from any money then due or thereafter to become due to Subcontractor under this Agreement. Alternatively, Contractor may terminate Subcontractor's right to proceed with the Work and thereafter enter upon the premises and take control of all materials, tools, equipment, and appliances of Subcontractor, and may employ any other person, persons, or organizations to finish the Work and provide the labor, materials and equipment to accomplish that purpose. Following completion of the Work by the Contractor or other persons or organizations, all unused materials, tools, equipment, and/or appliances shall be returned to Subcontractor. Subcontractor shall not be entitled to rent or payment of any kind for the use of Subcontractor owned equipment or materials, nor shall Contractor be liable for any damages arising from said use unless resulting from gross negligence, or willful destruction by Contractor.

         In the event Subcontractor has provided a payment or performance bond to Contractor, in accordance with Section 10 of this Agreement, and following expiration of the five days cure period, Contractor will make notice and demand by registered mail upon Subcontractor's surety to complete the Work covered by this Subcontract Agreement. In the event Subcontractor's surety fails to notify Contractor within 10 days after receipt of notice and demand by Contractor of surety's election to complete the Work on behalf of Subcontractor, such failure shall be deemed a waiver by surety to exercise its rights to complete the Work. Thereafter, Contractor may at his sole option, complete the Work as otherwise provided by this section.

         8.2 Future Payments: In case of any such termination of Subcontractor's right to proceed with the Work, Subcontractor shall not be entitled to receive any further payment under this Subcontract Agreement until the Work undertaken by Contractor in his Prime Contract is completely finished. At that time, if the unpaid balance of the amount to be paid under this Agreement exceeds the expense incurred by Contractor in finishing Subcontractor's Work, such excess shall be paid by Contractor to Subcontractor; but, if such expense shall exceed the unpaid balance, then Subcontractor shall promptly pay to Contractor the amount by which such expense exceeds the unpaid balance.

         "Expense" as referred to in this Section shall include all direct and indirect costs incurred by Contractor for furnishing labor, materials, and equipment, to complete the Work covered by this Subcontract Agreement. "Expense" shall further include, but shall not be limited to, Replacement Subcontractor costs, liquidated damages incurred by Contractor, extended field office overhead, Contractor's attorneys fees and costs, and any and all other damages sustained by Contractor by reason of Subcontractor's default.

         8.4 Contractor Rates to Complete the Work: In the event Contractor elects to use its own labor forces to complete Subcontractor's Work, Subcontractor and Subcontractor's surety agree to pay Contractor for such Work at the following rates: a) Labor -- At Contractor's then prevailing labor rates, plus labor burden, including, but not limited to, employment taxes, liability insurance, workmen compensation insurance, and health insurance; b) Contractor Owned Equipment -- At the then prevailing Equipment Rental Rates as established by the Blue Book for Construction Equipment as published by DataQuest; All rental costs shall be determined by dividing the monthly rental rate by twenty-two days per month to determine a daily rental rate. Hourly rental rates shall be determined by dividing the daily rate by eight;
         c) Materials and Rental Equipment -- Direct Invoice Costs, including transportation, if any; d) Other Direct Costs -- Any and all other costs sustained by Contractor; e) Field and home office overhead; f) Ten per cent profit on all expenses indicated in are above.

         In lieu of computing overhead, as provided for above, Contractor may, at his sole option, elect to assess a charge, on items a, b, and c above, of 5% for General Overhead expense. In addition, Contractor may assess a charge on items a, b, and c above of 10% for profit. Contractor shall also be entitled to an additional markup of 5% for General Overhead and 10% for Profit on all expenses and costs incurred pursuant to items d and e above.

         8.5 If the cost to complete the Subcontract Work is more than the unpaid balance of the Subcontract then Subcontractor shall be liable to Contractor for the deficiency, and Contractor may hold, sell or otherwise dispose of any of Subcontractor's materials or equipment, or take other steps to collect the deficiency, including making a claim against Subcontractor's surety.

         8.6 Whether Contractor exercises one or more of the above options or rights, nothing contained herein shall release Subcontractor from liability for damages for delay in not satisfactorily completing the Subcontract Work within the specified time. Subcontractor agrees in the event of default that it will immediately assign and turn over to

                  Contractor all sub- subcontracts, material contracts, or orders, bills of lading for material en route, and any other necessary data or information that would minimize the cost of completion of the Subcontract Work.

9.       TERMINATION for CAUSE

         9.1 The Contractor may order the Subcontractor in writing to suspend, delay or interrupt all or any part of the Subcontractor's Work for such period of time as may be determined to be appropriate for the cause of the Contractor or Owner. Neither the contract price nor the contract time shall be adjusted under this article for any suspension, delay or interruption to the extent that performance would have been so suspended, delayed or interrupted by the fault or negligence of the Subcontractor. In the event the Prime Contract is terminated prior to its completion, Subcontractor shall be entitled only to payment for the Work actually completed by it at the pro rata price herein set forth unless Contractor itself receives additional compensation or damages on account of such termination; in which event, Subcontractor shall be entitled to such proportion of the additional compensation or damages actually received as is equitable under all of the circumstances. Nothing herein shall require Contractor to make any claim against Owner for such additional compensation or damages in the event of termination before completion, and it is specifically agreed that the failure of Contractor to prosecute any such claim against Owner shall not entitle Subcontractor to any claim for additional compensation or damages against Contractor.

         In the event this Agreement is terminated for cause, Subcontractor shall not be entitled to receive any further payment except as provided in Section 8 above.

10.      BONDS

         Performance and payment bond is required of the subcontractor for any portion of the subcontractors work, (bond price included by subcontractor)

11.      INDEMNITY and INSURANCE

         11.1 INSURANCE REQUIREMENTS: Subcontractor agrees to procure and maintain, at his sole cost and expense, the following insurance coverages:

                  1. Workers Compensation: Coverage A. Statutory policy form; Coverage B. Employer's liability; Bodily injury by accident - $1,000,000 each accident; Bodily injury by disease - $1,000,000 policy limit; Bodily injury by disease - $1,000,000 each employee.

                  2. Commercial Auto Coverage: Auto liability limits of not less than $1,000,000 each accident combined bodily injury and property damage liability insurance including, but not limited to, owned autos, hired or non-owned autos.

                  3. Comprehensive General Liability or Commercial General

                  Liability: The limits of liability shall nor be less than: a) Comprehensive General Liability: $1,000,000 combined single limit bodily/property damage per occurrence or, b) Commercial General Liability: The limits of liability shall not be less than: Each Occurrence Limit - $1,000,000; Personal Advertising Injury Limit $1,000,000; Products Completed Operations Aggregate Limit - $1,000,000 General Aggregate Limit - $1,000,000 (other than products-completed operations).

                  Both policy forms must include: a) Premises and operations with no X, C or U exclusions; b) Products and completed operations coverage (Subcontractor agrees to maintain this coverage for a minimum of 1 year following completion of his work); c) Full blanket contractual coverage; d) Broad form property damage including completed operations or its equivalent; e) An endorsement naming Wiser Construction, Limited-Liability Company and any other required interests as additional insured (s); f) An endorsement stating: "Such coverage as is afforded by this policy for the benefit of the additional insured (s) is primary and any other coverage maintained by such additional insured (s) shall be noncontributing with the coverage provided under this policy. "

                  4. Other Requirements:

                       a) All policies must contain an endorsement affording an unqualified thirty (30) days notice of cancellation to the additional insured (s) in the event of cancellation or reduction in coverage. b) All policies must be written by insurance companies whose rating in the most recent Best's rating guide, is not less than A:V. c) Certificates of insurance with the required endorsements evidencing the coverage must be delivered to Wiser Construction prior to commencement of any work under this contract. d) If the Subcontractor fails to secure and maintain the required insurance, Wiser Construction, Limited-Liability Company shall have the right (without any obligation to do so, however) to secure same in the name and for the account of the Subcontractor in which event the Subcontractor shall pay the costs thereof and furnish upon demand all information that may be required in connection therewith.

                        b) The Contract Documents contain specific requirements
                           for listing additional insured parties. These requirements must be met prior to executing any work on the project site. Section 1200, P. 17.

         11.2     INDEMNIFICATION:

                  1. General Indemnity: The insurance maintained by Subcontractor in accordance with Section 11.1 shall insure the performance of Subcontractor's indemnification obligations as set forth herein. All work covered by this agreement that is performed at the project sire, or performed in preparing or delivering materials or equipment to the project site -- or in providing services for the project -- shall be at the sole risk of the Subcontractor. Subcontractor shall, to the fullest extent permitted by law, with respect to all such work which is covered by or incidental to this agreement defend all claims through legal counsel acceptable to Wiser Construction, Limited-Liability Company, and indemnify and hold Wiser Construction, Limited-Liability Company, Wiser Construction, Limited-Liability Company's insurance company, Owner and any other interested party designated by Wiser Construction, Limited-Liability Company, or their agents, employees or representatives (collectively referred to as "Indemnities") harmless from and against any claim, liability, loss, damage, cost, expense, including attorney's fees, award, fines or judgments arising by reason of the death or bodily injury to persons, injury or damage to tangible property (other than the Work itself), including the loss of use therefrom, construction whether or not it is caused in part by an Indemnity; provided, however, that the Subcontractor shall not be obligated under this agreement to indemnify the Indemnities with respect to damages which are ultimately determined to be due to the sole negligence or willful misconduct of the Indemnities.

                  2. Indemnity Not Limited: In any and all claims against the Indemnities by any employee of the Subcontractor, or Sub-subcontractor, anyone directly or indirectly employed by any of them or anyone for whose acts any of them may be liable, the indemnification obligation under this Paragraph shall not be limited in any way by any limitation on the amount or type of damages, compensation or benefits payable under any workers' or workmen compensation acts, disability benefit acts or other employee benefit acts. Said indemnity is intended to apply during the period of this Agreement and shall survive the expiration or termination of the Agreement until such time as action on account of any matter covered by such indemnity is barred by the applicable Statute of Limitations.

         11.3 INSURANCE CERTIFICATES: Prior to commencement of the Subcontract work, Subcontractor shall furnish Contractor with a copy of a certificate from its insurance carrier indicating coverage in force with the applicable limits, including Workers Compensation, and all such certificates must provide that Contractor will be given at least thirty (30) days advance notice by mail in the event of any material change in or cancellation of the Subcontractor insurance policies or coverage.

12.      WARRANTIES and GUARANTEE

         12.1 Subcontractor warrants and guarantees that all material and equipment furnished and incorporated by it in the project shall be new unless otherwise specified, and that the material and work under the Subcontract as completed and in place shall be of good quality, free from faults and defects, and in conformance with the Contract Documents.

         12.2 Subcontractor agrees to promptly repair, rebuild, replace or make good, without cost to Contractor or Owner, any defects due to faulty workmanship and/or materials which may appear within the guarantee or warranty period established in the Contract Documents. Subcontractor's guarantee shall be for a period of one year from date of final acceptance of the project by Owner, as stated in the specifications. Subcontractor shall require similar guarantees from all vendors and lower tier Subcontractors.

         12.2 Subcontractor shall pay for all changes to the work resulting from defects in workmanship or materials and all expenses necessary to fully and satisfactorily replace or repair any other work, including that damaged or disturbed by making replacements or repairs. This guarantee is in addition to all other guarantees, warranties and rights contained in the Contract Documents.

13.      PATENTS

         13.1 Subcontractor agrees to pay all applicable patent royalties and license fees and to defend all suits or claims made for infringement of any patent rights involved in the Subcontract Work.

14.      COMPLIANCE with REGULATIONS, APPLICABLE LAW and SAFETY

         14.1 All work, labor, services and materials to be furnished by Subcontractor must strictly comply with all applicable federal, state, and local laws, rules, regulations, statutes, ordinances, building codes, and directives now in force or hereafter in effect as may be required by the Prime Contract. Subcontractor shall satisfy and comply with the foregoing a part of the Subcontract without any additional compensation.

         14.2 Subcontractor agrees that the prevention of accidents to workmen engaged in the work under the Subcontract is solely its responsibility. If requested, Subcontractor shall submit a safety plan for review by Contractor. Contractor's review of any safety plan shall not be deemed to release Subcontractor, or in any way diminish its indemnity, or other liability as assumed under the Subcontract. Nor shall it constitute an assumption of liability by Contractor,

         14.3 When so ordered, Subcontractor shall stop any part of the work, which Contractor deems unsafe until corrective safety measures satisfactory to Contractor have been taken. Should Subcontractor neglect to adopt such corrective measures, Contractor may do so and deduct the cost from payments due or to become due to Subcontractor. Subcontractor shall timely submit copies of all accident or injury reports to Contractor.

         14.4 Subcontractor is specifically noticed to those Federal and State Equal Opportunity Employment Regulations as set forth in the provisions or the Special Provisions to the Prime Contract, and will comply with all Prime Contract Requirements.

15.      DAMAGE to WORK

         15.1 All loss or damage to Subcontractor's work resulting from any cause whatsoever, unless Subcontractor provides proof that damage was caused by other jobsite Subcontractor or Contractor, shall be borne and sustained by Subcontractor and shall be solely at its risk until final acceptance by Contractor, Owner or Owner's Representative. Subcontractor shall at all times and at is sole expense fully secure and protect against any damage, injury, destruction, theft or loss, all work and all labor, materials, supplies, tools and equipment furnished by Subcontractor or its sub-subcontractors, laborers and material men. Subcontractor shall at its sole expense promptly repair or replace damage to the work of others, or to any part of the project, resulting from its activities. Subcontractor shall not travel outside the TCE's or will incur the cost for additional soil stabilization, planting, or seeding.

16.      INSPECTION and APPROVALS

         16.1 Contractor and Owner at all times shall have the right to inspect Subcontractor's materials, workmanship and equipment. Subcontractor shall provide facilities necessary to effect such inspection, whether at the place of manufacture, the project site, or any intermediate point. This right of inspection may be exercised at any time during performance of the Subcontract Work.

         16.2 Any Subcontract Work or material furnished that fails to meet the requirements or specifications of the Contract Documents or the Subcontract shall be promptly removed and replaced by Subcontractor at its own cost and expense. If, in the opinion of Contractor or Owner, it would not be economical or expedient to correct or remedy all or any part of the rejected Subcontract Work or materials, then Contractor at is option may deduct from payments due or to become due to Subcontractor either: (a) such amount as in Contractor's sole judgment represents the difference between the fair value of the Subcontract Work and materials rejected and the value if same had been performed in full compliance with the Contract Documents; or (b) such reductions in price as are provided for or determined for this purpose under the Contract Documents.


         16.3 The Subcontractor shall keep and maintain and require its Subcontractors and suppliers to keep and maintain all books, papers, records, files, accounts, reports, bid documents with backup data, and all other material relating to the Contract Documents and project according to the Standard Specifications.

         16.4 All of the material set forth in paragraph 16.3 shall be made available both to the Owner and to Contractor for auditing inspection and copying and shall be produced, upon request, at either the Owner's offices located at Jobsite or such other place as Contractor may specify. Said request for information shall be limited to instances when specifically required to comply with a request for information by the Owner, and should not be construed as a general right by Contractor to request proprietary or privileged information of Subcontractor.

17.      ARBITRATION

         17.1 When arbitration is available by the Prime Contract, Contractor shall have the option, and Subcontractor shall be required, to resolve all claims, disputes and matters in question arising out of, or relating to the Subcontract, or breach thereof, except for claims which have been waived by the making or acceptance of final payment, by submission to arbitration in the time periods and in accordance with the sections, of the Standard Specifications.

         17.2 In accordance with paragraph 17.1, Subcontractor hereby waives its right to otherwise litigate any and all such disputes, claims and matters in question in any court or governmental tribunal in any jurisdiction. If Subcontractor submits any matter to arbitration hereunder, at its sole option Contractor may refuse to arbitrate any such disputes, claims, and matters in question. In that event, and in only that event, Subcontractor may litigate the matters subject to its demand for arbitration.

         17.3 All arbitration and other legal proceedings instituted pursuant to this Section shall be conducted pursuant to the Prime Contract, or at such other venue, as Contractor and Subcontractor shall agree to in writing.

         17.4 The award rendered by the arbitrator(s) shall be final and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction.

         17.5 Unless otherwise agreed to in writing, the Subcontractor shall carry on the Subcontract Work and maintain the schedule of Work pending arbitration or litigation, and the Contractor shall continue to make payments in accordance with the Subcontract.

         17.6 To the extent not prohibited by their contracts with others, the claims and disputes of Owner, Contractor, Subcontractor and other Subcontractors involving a common question of fact or law shall be heard by the same arbitrator(s) in a single proceeding.

         17.7 This agreement to arbitrate shall not apply to any claim of contrition or indemnity asserted by one party to the Subcontract against the other party and arising out of any action brought in a state or federal court or in arbitration by a person who is under no obligation to arbitrate the subject matter of such action with either of the parties hereto; or does not consent to such arbitration.

         17.8 In any dispute arising over the application of paragraph 17.7, all questions regarding the arbitration requirements of this section shall be decided by the appropriate court and not by arbitration.

18.      MISCELLANEOUS

         18.1 Contractor's waiver of any of the provisions of the Subcontract, or Contractor's failure to exercise any options

                                  BID SCHEDULE

                               M1-CH087 H503703C


ITEM NO.                   ITEM DESCRIPTION               UNIT     QUANTITY    UNIT PRICE       EXTENDED AMOUNT
--------                   ----------------               ----     --------    ----------       ---------------
MONK DRAW BRIDGE SB STA 117+20 (WIDENING) - STR #292

9130011 M      RAIL BANK PROTECTION, TYPE 1               L.FT.       50          115.00           5,750.00

9140153 M      RETAINING WALL (MONK DRAW SB)              SQ.FT.     776           35.00          27,160.00

9240060 M      MISCELLANEOUS WORK (BACKFILL MONK DRAW     L.SUM        1        5,000.00           5,000.00
               SCOUR PROTECTION)

                                                         BID TOTAL: 7,142,373.85